Exhibit 1.2

I-Bankers Securities, Inc.

1208 Shady Lane N

Keller, Texas 76248

______________, 2022

AXIOS Sustainable Growth Acquisition Corporation

Hidden Pines Farm, 1409, Hopewell Road

Alpharetta, Georgia 30004

Attn: CEO

Ladies and Gentlemen:

This is to confirm our agreement (this “Agreement”) whereby AXIOS Sustainable Growth Acquisition Corporation, a Cayman Island exempted company (“Company”), has requested I-Bankers Securities, Inc. (the “Advisor”) to assist it in connection with the Company merging with, acquiring shares of, engaging in a share exchange, share reconstruction, recapitalization and amalgamation, purchasing all or substantially all of the assets of, entering into contractual arrangements, or engaging in any other similar business combination (in each case, a “Business Combination”) with one or more businesses or entities (each a “Target”) as described in the Company’s Registration Statement on Form S-1 (File No. 333-________) filed with the Securities and Exchange Commission (“Registration Statement”) in connection with its initial public offering (“IPO”).

1. Services and Fees.

(a)     The Advisor will:

(i)	Assist the Company in arranging meetings with Company shareholders to discuss the potential Business Combination and the potential Targets’ attributes;

(ii)	Introduce the Company to potential investors to purchase the Company’s securities in connection with the Business Combination;

(iii)	Assist the Company in trying to complete the Business Combination, including assistance with the Company’s proxy statement or tender offer materials; and

(iv)	Assist the Company with any press releases and filings related to the Business Combination or the Target.

(b)           As compensation for the foregoing services, the Company will pay the Advisor a cash fee equal to, in the aggregate, (i) 3.5% of the gross proceeds received by the Company from the sale of its equity securities in the IPO (the "IPO Fee") plus (ii) an additional fee equal to 1% of the consideration issued to a Target if the Business Combination is consummated with a Target introduced by the Advisor (the "Referral Fee" and together with the IPO Fee, “Transaction Fee”). The Transaction Fee is due and payable in cash to the Advisor by wire transfer at the closing of the Business Combination (“Closing”). If a proposed Business Combination is not consummated for any reason during the 18 month period following the consummation of the IPO (as such period may be extended), no Transaction Fee shall be due or payable to the Advisor hereunder. For the avoidance of doubt, the Referral Fee shall only be payable upon consummation of the Business Combination and no Referral Fee shall be paid if the Business Combination is not consummated with a Target referred to the Company by the Advisor.

2. Expenses.

At the Closing, the Company shall reimburse the Advisor for all reasonable and documented costs and out-of-pocket expenses incurred by the Advisor (including reasonable and documented fees and disbursements of outside counsel) in connection with the performance of its services hereunder up to a maximum amount of $5,000 in the aggregate. Reimbursable expenses shall be due and payable to the Advisor by wire transfer at the Closing from the Trust Account.

3. Company Cooperation.

(a)     The Company will cooperate with the Advisor as may be necessary for the efficient performance by the Advisor of its obligations hereunder, including, but not limited to, providing to the Advisor and its counsel, on a timely basis, all documents and information regarding the Company and Target that the Advisor may reasonably request or that are otherwise relevant to the Advisor’s performance of its obligations hereunder (collectively, the “Information”); making the Company’s management, auditors, consultants and advisors available to the Advisor; and, using commercially reasonable efforts to provide the Advisor with reasonable access to the management, auditors, suppliers, customers, consultants and advisors of Target. The Company will promptly notify the Advisor of any change in facts or circumstances or new developments affecting the Company or Target or that might reasonably be considered material to the Advisor’s engagement hereunder.

(b)     The Advisor shall not share with third parties any Information, presentations and/or materials about the Company, its shareholders and/or affiliates, the initial Business Combination and any Targets, to the extent that any such information is not already provided to the public in a Registration Statement unless the Advisors obtain the Company’s prior written approval (which may be provided via email).

4. Representations; Warranties and Covenants.

(a)      The Company represents, warrants and covenants to the Advisor that all Information it makes available to the Advisor by or on behalf of the Company in connection with the performance of its obligations hereunder will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make statements made, in light of the circumstances under which they were made, not misleading as of the date thereof and as of the consummation of the Business Combination.

(b)     The Advisor represents, warrants and covenants to the Company that it is not prohibited from entering into this Agreement by any other contract, agreement, law or order.

5. Indemnity.

The Company shall indemnify the Advisor and its affiliates and its and their respective directors, officers, employees, shareholders, representatives and agents in accordance with the indemnification provisions set forth in Annex I hereto, all of which are incorporated herein by reference.

Notwithstanding the foregoing and Annex I, the Advisor agrees, if there is no Closing, (i) that it does not have any right, title, interest or claim of any kind in or to any monies in the Company’s trust account (“Trust Account”) established in connection with the IPO with respect to the foregoing indemnity (for the purposes of this Agreement, each, a “Claim”); (ii) to waive any Claim it may have in the future; and (iii) to not seek recourse against the Trust Account with respect to any Claim.

6. Use of Name and Reports.

Without the Advisor’s prior written consent, neither the Company nor any of its affiliates (nor any director, officer, manager, partner, member, employee, representative or agent thereof) shall quote or refer to (i) the Advisor’s name or (ii) any advice rendered by the Advisor to the Company or any communication from the Advisor in connection with performance of their services hereunder, except as required by applicable federal or state law, regulation or securities exchange rule. The Advisor hereby consents to the use of the Advisor’s name and a description of this Agreement, including a general description of the services to be provided by the Advisor hereunder and the Fee, in the Registration Statement and the preliminary and final prospectus included as a part of the Registration Statement, the Company’s registration statement filed pursuant to the Securities Exchange Act of 1934, as amended, the Company’s current reports on Form 8-K filed in connection with the IPO, the Company’s periodic reports on Forms 10-K and 10-Q, and any proxy statement, prospectus, or tender offer materials prepared by or on behalf of the Company in connection with the Business Combination.

7. Status as Independent Contractor.

The Advisor shall perform its services as an independent contractor and not as an employee of the Company or affiliate thereof. It is expressly understood and agreed to by the parties that the Advisor shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be expressly agreed to by the Company in writing. In rendering such services, the Advisor will be acting solely pursuant to a contractual relationship on an arm’s-length basis. This Agreement is not intended to create a fiduciary relationship between the parties and neither the Advisor nor any of the Advisor’s officers, directors or personnel will owe any fiduciary duty to the Company or any other person in connection with any of the matters contemplated by this Agreement.

8. Potential Conflicts.

The Company acknowledges that the Advisor is a full-service securities firm engaged in securities trading and brokerage activities and providing investment banking and advisory services from which conflicting interests may arise. In the ordinary course of business, the Advisor and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of the Company, its affiliates or other entities that may be involved in the transactions contemplated hereby. Nothing in this Agreement shall be construed to limit or restrict the Advisor or any of its affiliates in conducting such business.

9. Entire Agreement.

This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified or terminated orally or in any manner other than by an agreement in writing signed by the parties hereto.

10. Notices.

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail or private courier service, return receipt requested, addressed to each party at its respective addresses set forth above, or such other address as may be given by a party in a notice given pursuant to this Section.

11. Successors and Assigns.

This Agreement may not be assigned by either party without the written consent of the other party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except where prohibited, to their successors and assigns.

12. Non-Exclusivity.

Nothing herein shall be deemed to restrict or prohibit the engagement by the Company of other consultants providing the same or similar services or the payment by the Company of fees to such other consultants. The Company’s engagement of any other consultant(s) shall not affect the Advisor’s right to receive the Fee and reimbursement of expenses pursuant to this Agreement.

13. Applicable Law; Venue.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York without giving effect to conflict of laws.

The parties irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in the City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Any such process or summons to be served upon a party may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth at the beginning of this Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the party being served in any action, proceeding or claim. The parties waive, to the fullest extent permitted by law, any other requirements of or objections to personal jurisdiction with respect thereto. The parties agree that the prevailing party(ies) in any such action shall be entitled to recover from the other party(ies) all of its reasonable attorneys’ fees and expenses relating to such action or proceeding and/or incurred in connection with the preparation therefor. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Counterparts.

This Agreement may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

[SIGNATURE PAGE FOLLOWS]

If the foregoing correctly sets forth the understanding between the Advisor and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

I-BANKERS SECURITIES, INC.

By:
Name:
Title:

AGREED AND ACCEPTED BY:

AXIOS SUSTAINABLE GROWTH ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Business Combination Marketing Agreement]

ANNEX I

Indemnification

In connection with the Company's engagement of I-Bankers Securities, Inc. (the “Advisor”) pursuant to that certain letter agreement (“Agreement”) of which this annex (this “Annex”) forms a part, AXIOS Sustainable Growth Acquisition Corporation (the “Company”) hereby agrees, subject to the second paragraph of Section 5 of the Agreement, to indemnify and hold harmless the Advisor and its affiliates and its directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), losses, damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”, under this Annex), that (A) are related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of the Advisor, or (B) otherwise relate to or arise out of the Advisor’s activities on the Company's behalf under the Advisor’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of outside counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of the Advisor except for any Claim incurred by the Company as a result of such Indemnified Person's bad faith, gross negligence or willful misconduct.

The Company further agrees that it will not, without the prior written consent of the Advisor, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel.

In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not the Advisor is an Indemnified Person), the Company and the Advisor shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and the Advisor on the other, in connection with the Advisor’s engagement referred to above, subject to the limitation that in no event shall the amount of the Advisor’s contribution to such Claim exceed the amount of fees actually received by the Advisor from the Company pursuant to the Advisor’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and the Advisor on the other, with respect to the Advisor’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its shareholders as the case may be, pursuant to the transaction (whether or not consummated) for which the Advisor is engaged to render services bears to (b) the fee paid or proposed to be paid to the Advisor in connection with such engagement.

The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.